Exhibit 11.2

Consent of Independent Auditor

We consent to the use of our report dated April 5, 2024 in Form 1-A, with respect to the financial statements of Fundrise Growth eREIT VII, LLC, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the offering statement.

/s/ KPMG LLP

McLean, Virginia

November 14, 2024